Exhibit 10(c)

UNITED STATES OF AMERICA
BEFORE THE
FEDERAL ENERGY REGULATORY COMMISSION

American Electric Power Service	)	Docket No. ER09-1279-000
Corporation	)

SETTLEMENT AGREEMENT

Pursuant to Rule 602 of the Rules of Practice and Procedure of the Federal Energy Regulatory Commission (“Commission”), 18 C.F.R. §385.602 (2008), American Electric Power Service Corporation (“AEPSC”), on behalf of Appalachian Power Company, Columbus Southern Power Company, Indiana Michigan Power Company, Kentucky Power Company, Kingsport Power Company, Ohio Power Company, and Wheeling Power Company (collectively “AEP” or the “AEP East Companies”) and certain entities that have intervened in this proceeding as indicated below (individually, a “Settling Party” and together, “Settling Parties”) hereby submit this Settlement Agreement to resolve all issues between and among them in this docket. In addition, this Settlement is supported or not opposed by all parties who have intervened in this proceeding, except Steeel Dynamics, Inc. and Kentucky Public Service Commission who take no position with respect to the Settlement1.

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1 In addition to the Settling Parties, the non-opposing parties are Consumer Advocate Division of the Public Service Commission of West Virginia, Virginia State Corporation Commission, Old Dominion Committee for Fair Utility Rates, Public Service Commission of West Virginia, Indiana Utility Regulatory Commission, Indiana Office of Utility Consumer Counsel and the West Virginia Energy Users Group.

ARTICLE I

INTRODUCTION

AEP is a multi-state electric utility holding company system, whose operating companies provide electric service to approximately five million customers in parts of eleven states.  Prior to 2000, when AEP merged with the former Central and South West System, AEP consisted of seven electric utility operating companies.  The five largest companies operate generation, transmission and distribution facilities and are parties to the Transmission Agreement.  The two smaller companies – Kingsport Power Company (“Kingsport”) and Wheeling Power Company (“Wheeling”) operate only transmission and distribution facilities.  These seven AEP operating companies provide electric service to customers in parts of seven states – Indiana, Kentucky, Michigan, Ohio, Tennessee, Virginia and West Virginia.  AEPSC provides management and professional services at cost to these companies and others in the AEP System.

AEP represented in its filing in this case that the AEP System is planned and operated on an integrated basis pursuant to various agreements under which the AEP operating companies pool or combine their power supply and delivery facilities to achieve the benefits of integrated operation.  This proceeding involves proposed amendments to one such agreement -- the Transmission Agreement entered into in 1984 among five of the AEP East Companies- Appalachian Power Company, Columbus Southern Power Company, Indiana Michigan Power Company, Kentucky Power Company and Ohio Power Company, and administered by AEPSC, as Agent.  As approved by the Commission,2 the Agreement shares the costs of the Members’ investments in Extra-High-Voltage (EHV) and high-voltage facilities operated at 138 kilovolts (138 kV) and above.

On June 5, 2009 AEP filed with the Commission proposed amendments to the Transmission Agreement.  The proposed amendments to the Transmission Agreement would effect a comprehensive reallocation of transmission-related costs and revenues among the AEP East Companies including two new Members, Kingsport Power Company and Wheeling Power Company.  The proposed amendments recognized that, pursuant to the PJM Open Access Transmission Tariff (“PJM OATT”), the AEP East Companies, including Kingsport and Wheeling, and other load serving entities in the AEP zone of PJM now share the cost of all the AEP East Companies transmission facilities, including those operated at voltages below 138 kV.  The proposed amendments also change the cost allocation methodology from the Member Load Ratio (“MLR”) method currently used to a 12-month coincident peak (12-CP) method.  The proposed amendments also address the allocation of OATT-based transmission and related costs and revenues among all seven of the AEP East Companies.  Motions to intervene in this proceedings were filed by the following entities: Public Utilities Commission of Ohio, Public Utilities Commission of West Virginia, West Virginia Energy Users Group3,  Virginia State Corporation Commission, Old Dominion Committee for Fair Utility Rates, East Tennessee Energy Consumers, Indiana Utility Regulatory Commission (“IURC”), Steel Dynamics, Inc. (“Steel Dynamics”), Consumer Advocate Division of the Public Service Commission of West Virginia (W.Va. Consumer Advocate”), Hoosier Energy

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2 American Electric Power Service Corp., Opinion No. 311, 44 FERC ¶ 61,206 (1987), reh. denied, Opinion No. 311-A, 45 FERC ¶ 61,382 (1988)
3 West Virginia Energy Users Group consists of the following entities: [list]

Rural Electric Cooperative, Indiana Office of Utility Consumer Counsel (“IOUCC”), Ohio Consumers’ Counsel, and the Kentucky Public Service Commission.

IURC, Steel Dynamics, W. Va Consumer Advocate and IOUCC protested AEP’s filing, and AEP answered their protests. On August 3, 2009 the Commission issued an order accepting AEP’s proposed amendments to the Transmission Agreement for filing, subject to hearing and settlement judge procedures.  The Commission suspended the proposed amendments for a nominal period, making them effective (subject to refund), on the first day of the month after a final Commission order in this proceeding, as requested by AEP. Order Accepting and Suspending Proposed Transmission Agreement and Establishing Hearing and Settlement Judge Procedures, 128 FERC ¶ 61,123 (2009).

On August 7, 2009, pursuant to an order of Chief Judge Wagner, The Honorable David Coffman was appointed Settlement Judge.  The Chief Judge’s August 7, 2009 order also scheduled a settlement conference to convene on August 20, 2009.  Settlement negotiations (including informal information gathering and numerous conferences, meetings and telephone conversations) continued since then.  The Commission’s Trial Staff participated actively in the discussions.  Judge Coffman submitted periodic reports to the Commission on the progress of the settlement discussions.  Ultimately, the settlement discussions produced this Settlement Agreement.

ARTICLE II
SCOPE OF SETTLEMENT AGREEMENT

The Settling Parties hereby settle and resolve all issues between them arising from AEP’s submittals in Docket No. ER09-1279-000, on the terms set forth in the following Article III and Attachments A, B-1 and B-2.  Attachments A, B-1 and B-2 are incorporated by reference in and made a part of this Settlement Agreement, and all references herein to the Settlement Agreement shall be deemed to encompass the listed Attachments.

ARTICLE III
TERMS OF THE SETTLEMENT AGREEMENT

3.1         The Settlement Terms and Conditions set forth in Attachment A describe the agreement of the Settling Parties regarding the implementation of the Revised Transmission Agreement.

3.2         Revised tariff provisions for the Transmission Agreement are set forth in  Attachment B-1 (Blacklined) and B-2 (Clean) to this Settlement Agreement.  The provisions submitted herewith shall be substituted for the tariff pages accepted for filing, subject to refund, in the Commission’s August 3, 2009 in this Docket.  The Settling Parties request that the Commission accept the tariff pages set forth in Attachment B for filing without suspension, investigation, change or condition.

ARTICLE IV
IMPLEMENTATION

4.1         This Settlement Agreement shall be binding as among the Settling Parties upon the execution hereof.  The revised tariff sheets and other provisions set forth in the Attachments hereto shall become effective on the date the Commission specifies as the effective date for the agreed-upon rates and charges in its order approving or accepting the Settlement Agreement.  The Settling Parties shall request that the Commission permit the agreed-upon rates and charges become on the first day of the month after a final Commission order in this proceeding.

4.2         This Settlement Agreement shall be null and void and shall not become effective unless: (i) the Commission approves it without condition or modification as a complete settlement of the issues described herein, or (ii) the Settling Parties are willing to accept all such conditions and modifications as the Commission may require.  Any Settling Party that does not notify the other Settling Parties, within 15 days of a Commission order imposing any condition or modification to the Settlement Agreement, that it may or will seek rehearing or reconsideration of the order shall be deemed to have waived all objections thereto.

ARTICLE V
NON-SEVERABILITY

This Settlement Agreement and its Attachments establish rights and obligations that are interrelated and interdependent.  No Settling Party shall be deemed to have agreed to any term of the Settlement Agreement in isolation from any other term.  For these reasons, the provisions of this Settlement Agreement are not severable.

ARTICLE VI
RESERVATIONS

6.1         The provisions of this Settlement Agreement are intended to govern only  the specific matters addressed herein.  No Settling Party waives any claim or right that it may have with respect to matters not addressed in this Settlement Agreement.

6.2         No Settling Party shall be bound or prejudiced by this Settlement Agreement unless it is approved and made effective pursuant to its terms.

6.3         Nothing in this Settlement Agreement shall constitute an admission by any Settling Party of the correctness or applicability of any claim, defense, rule, or interpretation of law, allegation of fact, principle, or method of ratemaking or cost-of-service determination.  The Settlement Agreement is made upon the explicit understanding that it constitutes a negotiated agreement with respect to the rates, terms, and conditions at issue in these proceedings.  The Settling Parties shall not be deemed to have conceded the applicability of any principle, or any method of ratemaking or cost-of-service determination, rate design or rate schedule, or terms and conditions of service; or the application of any rule or interpretation of law that may underlie, or be thought to underlie, this Settlement Agreement.  The Cost of Service and Formula Rate Settlement Principles contained in Attachment A are principles that the Settling Parties shall be deemed to have accepted solely for purposes of resolving the issues in this docket, and their inclusion as part of this Settlement Agreement shall not (i) constitute an admission by any Settling Party of the correctness of any principle therein, or (ii) establish any precedent binding on a Settling Party in any other proceeding.  In any further negotiation or proceedings whatsoever (other than a proceeding involving the honoring, enforcement or construction hereof, as applicable as set forth herein), the Settling Parties shall not be bound or prejudiced by this Settlement Agreement.

6.4         The Commission’s approval of this Settlement Agreement shall not constitute approval of, or precedent regarding, any principle or issue in this proceeding.  Nothing herein shall be deemed to constitute or establish a “settled practice” as the Court interpreted that term in Public Service Comm’n of New York v. FERC, 642 F.2d 1335 (D.C. Cir. 1980).

6.5         This Settlement Agreement is expressly contingent upon the following further conditions: (i) all Settling Parties shall provide reasonable cooperation in seeking the Commission’s acceptance and approval hereof; (ii) no Settling Party shall seek or request additional terms or conditions of settlement beyond those contained herein; and (iii) the Commission approves or accepts this Settlement Agreement without modification. If the Commission requires any modification(s) of this Settlement Agreement and if such modification(s) is (are) not fulfilled, then: (i) this Settlement Agreement shall not be binding on any Settling Party; (ii) the Settling Parties shall not be obligated to negotiate further, other than to discuss in good faith whether the modification(s) required by the Commission is (are) acceptable to them; (iii) all Settling Parties shall be deemed to have reserved all of their respective rights and remedies with respect to the issues in this proceeding; and (iv) this Settlement Agreement shall not be part of the record in any subsequent proceedings, and all discussions and negotiations related hereto shall be privileged.

6.6         The titles and headings of the various articles of this Settlement Agreement: (i) are for reference and convenience purposes only; (ii)  are not to be construed or taken into account in interpreting the Settlement Agreement; and (iii) do not qualify, modify, or explain the effects of the Settlement Agreement.

6.7         This Settlement Agreement may be amended only by a written instrument duly executed by all Settling Parties.  The standard of review for any modification to this Settlement Agreement sought by a Settling Party that is not agreed to by all other Settling Parties shall be the “just and reasonable” standard.  [DISCUSS]A Settling Party or Settling Parties seeking to modify the Formula Rate in any respect shall bear the applicable burden under the FPA.

6.8         The standard of review for any modifications to this Settlement Agreement requested by an intervenor or other interested entity that is not a Settling Party or that is sought in a proceeding initiated by the Commission acting sua sponte will be the most stringent standard permissible under applicable law. For purposes of the application of sections 6.7 and 6.8, all parties who have formally represented in writing, by their respective authorized representative, that they did not object to the Agreement shall be treated as “Settling Parties.”

6.9         This Settlement Agreement is submitted pursuant to Rule 602 of the Commission’s Rules of Practice and Procedure, 18 C.F.R. §385.602 (2008).  Unless and until the Settlement Agreement becomes effective pursuant to its terms, the Settlement Agreement shall be privileged and of no effect and shall not be admissible in evidence or in any way described or discussed in any proceeding before any court or regulatory body (except in comments on the Settlement Agreement in this proceeding).

American Electric Power Service
Corporation as agent for
Appalachian Power Company, Columbus Southern Power Company, Indiana Michigan Power Company, Kentucky Power Company, Kingsport Power Company, Ohio Power Company, and Wheeling Power Company

 By: /s/  Monique Rowtham-Kennedy
Monique Rowtham-Kennedy
American Electric Power Service Corporation
801 Pennsylvania Avenue, N.W.
Suite 320
Washington, D.C. 20004-2684
Telephone: 202-383-3436
            Fax: 202-383-3459

Counsel for American Electric Power Service Corporation

By:  /s/ Jody Kyler
Jody Kyler
Assistant Consumers’ Counsel
Office of the Ohio Consumers’ Counsel
10 W. Broad St.  Suite 1800
Columbus, Ohio 43215
Phone:  (614) 466-9601

Counsel for the Office of the Ohio Consumers’ Counsel

By:  /s/ Stephen Reilly
Stephan Reilly
Thomas G. Lindgren
Assistant Attorney General
Public Utilities Section
Ohio Attorney General’s Office
180 East Broad St.
Columbus, Ohio 43215

By:  /s/ Edward L. Petrini
Christian & Barton LLP
Attorneys at Law
909 East Main Street, Suite 1200
Richmond, Virginia  23219
804.697.4135 tel

Counsel for East Tennessee Energy Consumers

By:  /s/ Barry Cohen
Barry Cohen
Miller, Balis & O’Neil, P.C.
1015 15th St., NW, 12th Floor
Washington, D.C.  20005
(202) 296-2960

Counsel for Hoosier Energy Rural Electric Cooperative

The following undersigned entities are not parties to the Settlement Agreement, however the undersigned indicate by their signature below that they do not object to this  Settlement Agreement:

Public Service Commission of West Virginia,

By:  /s/ Richard E. Hitt
Richard E. Hitt, General Counsel
Public Service Commission of West Virginia
Post Office Box 812
Charleston, West Virginia 25323
Phone: (304) 340-0450

West Virginia Energy Users Group,

By:  /s/ Robert A. Weishaar, Jr.
Robert A. Weishaar, Jr.
McNeews Wallace & Nurick LLC
777 North Capitol Street, NE
Washington, DC 20002-4293
Office: 202.409.4170

Indiana Office of Utility Consumer Counsel,

By:  /s/ Robert G. Mork
Robert G. Mork
Deputy Consumer Counselor for Federal Affairs
Indiana Attorney No. 19146-49
INDIANA OFFICE OF UTILITY CONSUMER COUNSELOR
115 West Washington Street, Suite 1500 South
Indianapolis, Indiana  46204
Phone (317) 233-3234

ATTACHMENT A

American Electric Power Service Corporation
Docket No. ER09-1279-000

Transmission Agreement Settlement
For
Appalachian Power Company, Columbus Southern Power Company, Indiana
Michigan Power Company, Kentucky Power Company, Kingsport Power Company,
Ohio Power Company, and Wheeling Power Company
(collectively “AEP” or “the AEP East Companies”)

Settlement Terms and Conditions

The following terms and conditions are a part of the Settlement Agreement being filed August 4, 2010 in Docket No. ER09-1279 (“the Settlement”):

1.
AEP’s proposal as originally filed in the captioned docket and accepted and suspended subject to hearing and settlement judge procedures pursuant to American Elec. Power Serv. Corp, 128 FERC ¶ 61,123 (2009) (hereinafter referred to as the “Revised Transmission Agreement”) will be implemented upon approval of the Settlement, subject to the terms and conditions contained herein.

2.
Impacts of the Revised Transmission Agreement will for retail rate making purposes be moderated as described in paragraphs 3 and 4, below, for a three (3) year period commencing on the of the Commission order approving the Settlement and ending no later than July 31, 2013 for all of the AEP East Companies except Indiana Michigan Power Company.

3.
Credits will be applied to Ohio Power Company, Columbus Southern Power Company and Appalachian Power Company -West Virginia to reduce impacts of the Revised Transmission Agreement by 75% in year 1, by 50% in year 2 and by 25% in year 3.

4.
Charges will be applied to Kentucky Power Company, Kingsport Power Company and Wheeling Power Company to reduce the decrease in transmission cost allocation under the Revised Transmission Agreement by 75% in year 1, by 50% in year 2 and by 25% in year 3.

5.
Impacts of the Revised Transmission Agreement on Indiana Michigan Power Company will be phased in over a four year period commencing on the effective date of the Settlement and ending no later than July 1, 2014.

6.	Credits to Indiana Michigan will reduce impacts of the Revised Transmission Agreement by 80% in year 1, 60% in year 2, 40% in year 3 and 20% in year 4.

7.
All parties to the Settlement reserve their respective rights under sections 205, 206 and 306 of the Federal Power act, however, the Settlement will be voided if a filing is made under 206 challenging the Revised Transmission Agreement or this Settlement.  In addition while the Settelment is in effect, AEP will not modify Appendix 1 of the Revised Transmission Agreement unless such 206 filing is made by a non-AEP settling party.

8.
AEP shall not seek recovery of any shortfall of revenues resulting from the application of the terms and conditions of this Settlement Agreement in any Ohio state regulatory proceeding, except as provided for in the Settlement.

9.	The Transmission Agreement will be modified as provided in Attachment B.

10.	The credits and charges pursuant to paragraphs 3, 4 and 6 above shall be as follows:

	Year 1	Year 2	Year 3	Year 4
		(Dollars	in Millions)
APCo WV	(6.9)	(4.6)	(2.3)	0
CSP	(2.4)	(1.6	(0.8)	0
I&M	(24.1)	(18.1)	(12.1)	(6.0)
KPCo	3.1	2.1	1.1	0
KgPCo	3.0	2.0	1.0	0
OPCo	(10.9)	(7.3)	(3.6)	0
WPCo	1.9	1.2	0.6	0